                                                                   EXHIBIT 10.14




                      STOCK PURCHASE AND EXCHANGE AGREEMENT


                                  by and among

                              Lawson Software, Inc.

                             a Delaware corporation

                                       and

                           The Investors named herein

                                February 23, 2001


                              LAWSON SOFTWARE, INC.

                      STOCK PURCHASE AND EXCHANGE AGREEMENT

                                FEBRUARY 23, 2001



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
SECTION 1. TERMS OF PURCHASE; PAYMENT TERMS.......................................................................2
         1.1.     DESCRIPTION OF SECURITIES.......................................................................2
         1.2.     CHARTER; SUB DEBT...............................................................................2
         1.3.     PURCHASE FROM SELLING STOCKHOLDERS..............................................................3
         1.4.     SALE AND PURCHASE; REDEMPTION...................................................................3
         1.5.     EXCHANGE OF SHARES..............................................................................3
         1.6.     CLOSING.........................................................................................4
         1.7.     USE OF PROCEEDS.................................................................................4
         1.8.     FURTHER ASSURANCES..............................................................................5
         1.9.     TRANSFER TAXES..................................................................................5

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................5
         2.1.     ORGANIZATION AND CORPORATE POWER................................................................5
         2.2.     AUTHORIZATION AND NON-CONTRAVENTION.............................................................6
         2.3.     CORPORATE RECORDS...............................................................................6
         2.4.     CAPITALIZATION..................................................................................6
         2.5.     SUBSIDIARIES; INVESTMENTS.......................................................................7
         2.6.     FINANCIAL STATEMENTS; PROJECTIONS...............................................................8
         2.7.     ABSENCE OF UNDISCLOSED LIABILITIES..............................................................8
         2.8.     ABSENCE OF CERTAIN DEVELOPMENTS.................................................................8
         2.9.     ACCOUNTS RECEIVABLE............................................................................10
         2.10.    TRANSACTIONS WITH AFFILIATES...................................................................10
         2.11.    PROPERTIES.....................................................................................10
         2.12.    TAX MATTERS....................................................................................11
         2.13.    CERTAIN CONTRACTS AND ARRANGEMENTS.............................................................12
         2.14.    INTELLECTUAL PROPERTY..........................................................................13
         2.15.    LITIGATION AND OTHER LEGAL MATTERS.............................................................15
         2.16.    LABOR MATTERS..................................................................................16
         2.17.    PERMITS; COMPLIANCE WITH LAWS..................................................................16
         2.18.    EMPLOYEE BENEFIT PROGRAMS......................................................................17
         2.19.    HAZARDOUS WASTE, ETC...........................................................................18
         2.20.    INSURANCE......................................................................................18
         2.21.    INVESTMENT BANKING; BROKERAGE..................................................................18
         2.22.    CUSTOMERS......................................................................................19
         2.23.    SOLVENCY.......................................................................................19
         2.24.    ILLEGAL PAYMENTS...............................................................................19
         2.25.    WARRANTY AND RELATED MATTERS...................................................................19



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

         2.26.    PRIVACY OF CUSTOMER INFORMATION................................................................20
         2.27.    INFORMATION SUPPLIED...........................................................................20

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.......................................................20
         3.1.     INVESTMENT STATUS..............................................................................20
         3.2.     AUTHORITY AND NON-CONTRAVENTION................................................................20
         3.3.     INVESTMENT BANKING; BROKERAGE FEES.............................................................21

SECTION 4. CLOSING CONDITIONS AND DELIVERIES.....................................................................21
         4.1.     PRE-CLOSING TRANSACTIONS.......................................................................21
         4.2.     OTHER CLOSING CONDITIONS.......................................................................21
         4.3.     DELIVERIES BY THE COMPANY AND SELLING STOCKHOLDERS TO THE INVESTORS............................22
         4.4.     OTHER DELIVERIES BY THE INVESTORS AND THE COMPANY..............................................23

SECTION 5. COVENANTS OF THE COMPANY..............................................................................24
         5.1.     FINANCIAL STATEMENTS...........................................................................24
         5.2.     INSPECTION.....................................................................................25
         5.3.     FOREIGN QUALIFICATION..........................................................................25
         5.4.     BOARD OF DIRECTORS; MEETINGS; INDEMNIFICATION..................................................25
         5.5.     ELECTION OF DIRECTORS..........................................................................26
         5.6.     INDEMNIFICATION AGREEMENT......................................................................26
         5.7.     MATERIAL ADVERSE CHANGES.......................................................................26
         5.8.     MANAGEMENT COMPENSATION........................................................................26
         5.9.     AFFILIATE TRANSACTIONS.........................................................................26
         5.10.    SIGNIFICANT ACTIONS............................................................................26

SECTION 6. SURVIVAL; INDEMNIFICATION.............................................................................27
         6.1.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS..........................................27
         6.2.     INDEMNIFICATION................................................................................28

SECTION 7. DEFINITIONS...........................................................................................29

SECTION 8. GENERAL...............................................................................................31
         8.1.     AMENDMENTS, WAIVERS AND CONSENTS...............................................................31
         8.2.     ASSIGNABILITY; BINDING AGREEMENT...............................................................31
         8.3.     NOTICES AND DEMANDS............................................................................31
         8.4.     GOVERNING LAW..................................................................................32
         8.5.     COUNTERPARTS...................................................................................32
         8.6.     SECTION HEADINGS...............................................................................32
         8.7.     INTEGRATION....................................................................................32
         8.8.     DISPUTE RESOLUTION.............................................................................32
         8.9.     REMEDIES; SEVERABILITY.........................................................................34



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

EXHIBITS

         Exhibit A         -        List of Investors

         Exhibit B         -        List of Selling Stockholders, Redeeming
                                    Stockholders and Selling Optionholders

         Exhibit C         -        Form of Certificate of Designations

         Exhibit D         -        Form of Stockholders' Agreement

         Exhibit E         -        Form of Registration Rights Agreement

         Exhibit F         -        Form of Securities Sale Agreement

         Exhibit G         -        Form of Redemption Agreement

         Exhibit H         -        Form of Option Cancellation Agreement

         Exhibit I         -        Form of Opinion of Dorsey & Whitney LLP

         Exhibit J         -        Form of Director Indemnification Agreement

         DISCLOSURE SCHEDULE

                      STOCK PURCHASE AND EXCHANGE AGREEMENT


         THIS STOCK PURCHASE AND EXCHANGE AGREEMENT is made as of this 23rd day of February, 2001 by and among by and among Lawson Software, Inc., a Delaware corporation (the "Company," which term shall be deemed to include any predecessor by way of merger, consolidation or otherwise), and the investment partnerships and other investors named in Exhibit A attached hereto (each, an "Investor," and, collectively, the "Investors").

         WHEREAS, immediately prior to or contemporaneously with the Closing (as hereinafter defined), the Company will enter into a Senior Subordinated Convertible Note Purchase Agreement (the "Note Purchase Agreement") with TA Subordinated Debt Fund, L.P., St. Paul Venture Capital VI, LLC and the other investors named therein (the "Sub Debt Investors"), pursuant to which the Company is issuing to the Sub Debt Investors its 12% Senior Subordinated Convertible Notes due February 23, 2006 in the initial principal amount of $10,000,000 (the "Convertible Notes"), which Convertible Notes are convertible into (a) 12% Senior Subordinated Notes due February 23, 2006 in the initial principal amount of $9,990,000, and (b) warrants (the "Warrants") to purchase 316,400 shares of common stock, par value $.01 per share, of the Company ("Common Stock") (subject to adjustment);

         WHEREAS, on or prior to the Closing, the Investors shall have purchased from certain stockholders of the Company listed on Exhibit B attached hereto (the "Selling Stockholders"), and the Selling Stockholders shall have sold to the Investors, a total of 1,480,000 shares of Common Stock (the "Purchased Shares") for a total purchase price of $4,765,600, or $3.22 per share, with the number of Purchased Shares to be purchased from the Selling Stockholders by each Investor set forth on Exhibit A attached hereto;

         WHEREAS, at the Closing, the Investors desire to purchase from the Company, and the Company desires to issue and sell to the Investors, 6,124,855 shares (the "Issued Shares") of Series A Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series A Preferred Stock") for a total purchase price of $25,234,400, or $4.12 per share, which shares of Series A Preferred Stock are convertible into 6,124,855 shares of Common Stock (subject to adjustment), with the number of shares of Series A Preferred Stock to be purchased from the Company by each Investor set forth on Exhibit A attached hereto;

         WHEREAS, the Company shall use the proceeds from the purchase and sale of the Series A Preferred Stock to (a) redeem from certain stockholders of the Company set forth on Exhibit B attached hereto (the "Redeeming Stockholders"), and such Redeeming Stockholders shall sell to the Company (the "Redemption"), a total of 3,105,590 shares of Common Stock (the "Redeemed Shares") for an aggregate redemption price of $10,000,000, (b) purchase from certain holders of options to purchase Common Stock set forth on Exhibit B attached hereto (the "Selling Optionholders"), and such Selling Optionholders shall sell to the Company (the "Option Repurchase"), options to purchase a total of 4,213,000 shares of Common Stock (the "Purchased Options") for an aggregate purchase price of $7,509,000, (c) pay the fees and expenses of the Company and the Investors incurred in connection with the transactions contemplated hereby, and (d) provide for capital expenditures, working capital and other corporate purposes;

         WHEREAS, at the Closing, the Investors shall exchange the Purchased Shares for 1,156,699 shares of Series A Preferred Stock (the "Exchange"), which shares of Series A Preferred Stock are convertible into 1,156,699 shares of Common Stock (subject to adjustment), with the number of shares of Series A Preferred Stock to be received from the Company by each Investor in the Exchange set forth on Exhibit A attached hereto;

         WHEREAS, following the Exchange, the Investors will hold a total of 7,281,554 shares of Series A Preferred Stock, which shares of Series A Preferred Stock have an aggregate liquidation/sale preference of $30,000,000 and are convertible into 7,281,554 shares of Common Stock of the Company (subject to adjustment);

         WHEREAS, in connection with and as a condition precedent to the consummation of the transactions contemplated hereby, among other things (a) the Company will adopt and file a Certificate of Designations for the Series A Preferred Stock in the form attached hereto as Exhibit C (the "Certificate of Designations"), and (b) the Company, certain stockholders of the Company and the Investors will enter into a Stockholders' Agreement in the form attached hereto as Exhibit D (the "Stockholders' Agreement") and a Registration Rights Agreement in the form attached hereto as Exhibit E (the "Registration Rights Agreement"); and

         WHEREAS, the parties hereto desire to set forth certain of the terms of their ongoing relationship with the Company.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. TERMS OF PURCHASE; PAYMENT TERMS

         1.1. DESCRIPTION OF SECURITIES.The Company's authorized capital stock consists of Common Stock and Series A Preferred Stock. The Common Stock has the rights, preferences and other terms set forth in the certificate of incorporation of the Company as amended through the date hereof (the "Charter") and the Series A Preferred Stock has the rights, preferences and other terms set forth in Exhibit C attached hereto. For purposes of this Agreement, (a) the shares of Series A Preferred Stock acquired by the Investors from the Company in connection with the direct purchase of the Issued Shares and the Exchange are referred to as the "Series A Preferred Shares," (b) the shares of Common Stock issuable upon conversion of the Series A Preferred Shares are referred to as the "Common Conversion Shares," and (c) the Series A Preferred Shares and the Common Conversion Shares are sometimes referred to herein as the "Securities." The Company has authorized and reserved, and covenants to continue to reserve, a sufficient number of shares of its Common Stock as is necessary to satisfy the rights of conversion of the holders of the Series A Preferred Shares, as set forth herein and in Exhibit C.

         1.2. CHARTER; SUB DEBT.Immediately prior to or contemporaneously with the Closing, the Company shall have (a) filed the Certificate of Designations with the Delaware Secretary of State and the same shall have become effective in accordance with Delaware law, and (b) executed and delivered the Note Purchase Agreement pursuant to which it shall have issued the Convertible Notes and received aggregate proceeds of $10,000,000.

         1.3. PURCHASE FROM SELLING STOCKHOLDERS.Upon the terms and subject to the conditions of this Agreement and in reliance on the representations, warranties and covenants set forth herein and in the Securities Sale Agreements (as defined below), immediately prior to the Closing, the Investors shall purchase from the Selling Stockholders, and each Selling Stockholder shall sell to the Investors, the number of Purchased Shares set forth opposite such Selling Stockholder's name on Exhibit B attached hereto, or an aggregate of 1,480,000 Purchased Shares, free and clear of any and all Liens (as defined in Section 7) (other than restrictions imposed by securities laws applicable to the sale of unregistered securities generally and the obligations associated with the exchange of such shares for the Series A Preferred Shares hereunder), for an aggregate cash purchase price of $4,765,600, or $3.22 per share. The Investors shall purchase the Purchased Shares from the Selling Stockholders pursuant to the terms of Securities Sale Agreements in the form attached hereto as Exhibit F (the "Securities Sale Agreements").

         1.4. SALE AND PURCHASE; REDEMPTION.

                  (a) Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties and covenants herein set forth, at the Closing the Investors hereby agree to purchase from Company, and the Company hereby agrees to issue and sell to the Investors, the number of Issued Shares set forth opposite each Investor's name on Exhibit A attached hereto, or an aggregate of 6,124,855 Issued Shares, free and clear of any and all Liens (as defined in Section 7), for an aggregate cash purchase price of $25,234,400, or $4.12 per share.

                  (b) Upon the terms and subject to the conditions of this Agreement, and in connection the purchase and sale of the Issued Shares, at the Closing the Company shall redeem from the Redeeming Stockholders, and each Redeeming Stockholder shall sell to the Company, the number of Redeemed Shares set forth opposite each Redeeming Stockholder's name on Exhibit B attached hereto, or an aggregate of 3,105,590 Redeemed Shares, free and clear of any and all Liens, for an aggregate cash redemption price of $10,000,000, or a per share price as set forth on Exhibit B. The Company shall purchase the Redeemed Shares from the Redeeming Stockholders pursuant to the terms of Redemption Agreements in the form attached hereto as Exhibit G (the "Redemption Agreements").

                  (c) Upon the terms and subject to the conditions of this Agreement and in connection with the purchase and sale of the Issued Shares, at the Closing the Company shall purchase from the Selling Optionholders, and each Selling Optionholder shall sell to Company, the number of Purchased Options set forth opposite such Selling Optionholder's name on Exhibit B attached hereto, or an aggregate of 4,213,000 Purchased Options, free and clear of any and all Liens (as defined in Section 7), for an aggregate cash purchase price of $7,509,000, or a price per Purchased Option as set forth on Exhibit B. The Company shall purchase the Purchased Options from the Selling Optionholders pursuant to the terms of the Redemption Agreements and each Selling Optionholder shall execute an Option Cancellation Agreement in the form attached hereto as Exhibit H (the "Option Cancellation Agreements").

         1.5. EXCHANGE OF SHARES.The Company and the Investors hereby agree that, at the Closing and immediately following the purchase by the Investors of the Purchased Shares from



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

the Selling Stockholders, the Investors shall exchange the Purchased Shares for a total of 1,156,699 shares of Series A Preferred Stock (which, together with the Issued Shares, shall total an aggregate of 7,281,554 Series A Preferred Shares acquired by the Investors). Upon the Exchange, the Investors shall surrender to the Company all certificates for the Purchased Shares so exchanged and the Company shall issue and deliver to the Investors the applicable Series A Preferred Shares.

         1.6. CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota, and on such date and at such time as shall be mutually agreed upon by the Company and the Investors, subject to the satisfaction or waiver of all of the conditions to Closing set forth herein. The date such Closing occurs is referred to herein as the "Closing Date." At the
Closing:

                  (a) With respect to the Purchased Shares, (i) each Selling Stockholder shall deliver to the Investors a certificate or certificates for the Purchased Shares to be sold by such Selling Stockholder duly endorsed in blank, or accompanied by stock powers duly executed in blank, in proper form for transfer, and an executed copy of a Securities Sale Agreement, and (ii) the Investors shall deliver to each Selling Stockholder an executed copy of a Securities Sale Agreement and pay to each Selling Stockholder such Selling Stockholder's applicable pro rata portion of the aggregate purchase price for the Purchased Shares by wire transfer of immediately available funds to such accounts as such Selling Stockholder shall designate;

                  (b) With respect to the Issued Shares, the Company shall deliver to the Investors a certificate or certificates for the Series A Preferred Shares to be purchased by each Investor against payment therefor by the Investors by wire transfer of immediately available funds to such accounts as the Company shall designate.

                  (c) With respect to the Redeemed Shares, (i) each Redeeming Stockholder shall deliver to the Company a certificate or certificates for the Redeemed Shares to be sold by such Redeeming Stockholder duly endorsed in blank, or accompanied by stock powers duly executed in blank, in proper form for transfer, and an executed copy of a Redemption Agreement, and (ii) the Company shall deliver to each Redeeming Stockholder an executed copy of a Redemption Agreement and pay to each Redeeming Stockholder such Redeeming Stockholder's applicable pro rata portion of the aggregate redemption price for the Redeemed Shares by wire transfer of immediately available funds to such accounts as such Redeeming Stockholder shall designate;

                  (d) With respect to the Purchased Options, (i) each Selling Optionholder shall deliver to the Company an executed copy of each of a Redemption Agreement and an Option Cancellation Agreement, and (ii) the Company shall deliver to each Selling Optionholder an executed copy of a Redemption Agreement and an Option Cancellation Agreement and pay to each Selling Optionholder such Selling Optionholder's applicable pro rata portion of the aggregate purchase price for the Purchased Options by wire transfer of immediately available funds to such accounts as such Selling Optionholder shall designate;

         1.7. USE OF PROCEEDS. The proceeds from the sale of the Convertible Notes to the Sub Debt Investors under the Note Purchase Agreement and the sale of the Issued Shares hereunder shall be used by the Company to (a) effect the Redemption and the Option Repurchase, (b) pay the fees and expenses of the Company and the Investors incurred in connection with the transactions contemplated hereby, and (c) provide for capital expenditures, working capital and other corporate purposes.

         1.8. FURTHER ASSURANCES. The Company and the Investors from time to time after the Closing at the request of any other party hereto and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as a party may reasonably require to more effectively transfer and assign to, and vest in, the Investors, the Series A Preferred Shares and all rights thereto, and to fully implement the provisions of this Agreement.

         1.9. TRANSFER TAXES.All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Series A Preferred Shares under this Agreement will be borne and paid by the Company and it shall promptly reimburse the Investors for any such tax, fee or duty which any of them is required to pay under applicable law.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         In order to induce the Investors to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes to the Investors the representations and warranties contained in this Section 2. Such representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedule delivered to the Investors pursuant to this Agreement as previously delivered to the Investors (the "Disclosure Schedule"). Facts, documents, matters and other items disclosed in the Disclosure Schedule shall be disclosed for all purposes once included therein and regardless of section references in such Disclosure Schedule. References to the Company's "knowledge" shall mean the actual knowledge of the executive officers and key employees of the Company listed on Section 2.0 of the Disclosure Schedule after due inquiry. References in this Agreement to the "Company" shall include the Company and each of its direct and indirect Subsidiaries (as defined in Section
7), unless the context otherwise requires.

         2.1. ORGANIZATION AND CORPORATE POWER.The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or registered to do business as a foreign corporation (a) in each jurisdiction listed in Section 2.1 of the Disclosure Schedule and (b) except as otherwise described in Section 2.1 of the Disclosure Schedule, and subject to Section 5.3, in each jurisdiction in which the failure to be so duly qualified or registered has had, or would be reasonably expected to have, a material adverse effect on the assets, liabilities, condition (financial or other), business or results of operations of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"). The Company has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements, documents and instruments executed by the Company pursuant hereto and to carry out the transactions contemplated hereby and thereby. Copies of the Certificate of Designations of the Company, in the form attached hereto as Exhibit C, and of the bylaws of the Company, as amended to date and delivered to the Investors (the "Bylaws"), are correct and complete as of the date hereof, and the Company is not in violation of any term of its Charter, including the Certificate of Designations, or Bylaws.

         2.2. AUTHORIZATION AND NON-CONTRAVENTION.This Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto are valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms. The execution and delivery by the Company of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto, the issuance and delivery of the Series A Preferred Shares and, upon conversion of the Series A Preferred Shares, the issuance and delivery of the Common Conversion Shares, and the performance by the Company of the transactions contemplated by this Agreement and such other agreements, documents and instruments have been duly authorized by all necessary corporate or other action of the Company. The execution and delivery by the Company of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto, the issuance and delivery of the Series A Preferred Shares and, upon conversion of the Series A Preferred Shares, the issuance and delivery of the Common Conversion Shares, and the performance by the Company of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not (a) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) or loss of benefit under, accelerate any obligations under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license, obligation or authorization to which the Company is a party or by which any of its assets are bound, or any provision of its Charter, including the Certificate of Designations, or the Bylaws, or cause the creation of any Lien upon any of the assets of the Company (except as contemplated by this Agreement and such other agreements, documents, and instruments executed by the Company pursuant hereto); (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provisions of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Company; or (c) require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party other than pursuant to state securities or blue sky laws.

         2.3. CORPORATE RECORDS.The corporate record books of the Company provided to the Investors accurately reflect all corporate action taken by its stockholders and its board of directors (the "Board of Directors") and committees. The copies of the corporate records of the Company, as made available to the Investors for review, are true and complete copies of the originals of such documents.

         2.4. CAPITALIZATION.Immediately prior to the giving effect to the transactions contemplated hereby, the authorized capital stock of the Company consisted of (a) shares of 500,000,000 Common Stock, of which 51,754,370 shares were issued and outstanding, and (b) 50,000,000 shares of preferred stock, of which 7,281,554 were designated as Series A Preferred Stock, and of which no shares were issued and outstanding. As of the Closing and after giving effect to the transactions contemplated hereby (including the Redemption, the Option Repurchase and the Exchange), the authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock, of which 47,743,780 shares are issued and outstanding, and (ii) 50,000,000 shares of preferred stock, of which 7,281,554 are designated as Series A

Preferred Stock, and all of which Series A Preferred Stock is issued and outstanding. The rights, preferences and other provisions relating to the Common Stock and the Series A Preferred Stock are as set forth in the Charter, including the Certificate of Designations, and such rights, preferences and other provisions are valid and enforceable in accordance with their terms under the laws of the State of Delaware. The outstanding shares of Common Stock and Series A Preferred Stock held beneficially and of record by the Company's stockholders and the Investors are listed in Section 2.4 of the Disclosure
Schedule in the amounts indicated thereon. Except as set forth in Section 2.4 of the Disclosure Schedule, none of the Company's options, warrants or rights is subject to accelerated vesting by reason of the transactions contemplated hereby or any subsequent sale of the Company. Except as set forth in Section 2.4 of the Disclosure Schedule or otherwise described in this Section 2.4, there are no outstanding securities convertible into or exercisable or exchangeable for any shares of capital stock of any class or other equity interests of the Company. As of the Closing, and after giving effect to the transactions contemplated hereby (including the Redemption), all of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and such outstanding shares and any other outstanding securities have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws without giving rise to any preemptive rights of any kind. The Company has duly and validly authorized and reserved 35,147,077 shares of Common Stock (subject to adjustment) for issuance in connection with awards granted or exercised prior to 1996 and under its 1996 and 2001 stock option plans (the "Stock Option Plans"), 1,966,400 shares of Common Stock (subject to adjustment) for issuance upon exercise of warrants held by the parties listed on Section 2.4 of the Disclosure Schedule (including the Warrants issued to the Sub Debt Investors), and 7,281,554 shares of Common Stock (subject to adjustment) for issuance upon conversion of the Series A Preferred Shares, and the shares of Common Stock so issued will, upon such grant, exercise or conversion, be validly issued, fully paid and non-assessable. As of the Closing, and after giving effect to the transactions contemplated hereby, other than rights set forth herein, in Section
2.4 of the Disclosure Schedule, or in the Charter, including the Certificate of Designations, the Registration Rights Agreement or the Stockholders Agreement, there are (A) no outstanding subscriptions, options, warrants, commitments, preemptive rights, rights of first refusal, put or call rights or other agreements, arrangements or obligations of any kind for or relating to, or anti-dilution rights with respect to, the issuance, sale or redemption of the Company's capital stock or any interests therein, (B) no rights to have the Company's capital stock registered for sale to the public in connection with the laws of any jurisdiction, and (C) no documents, instruments or agreements relating to the voting of the Company's voting securities or restrictions on the transfer of the Company's capital stock.

         2.5. SUBSIDIARIES; INVESTMENTS.Except as set forth in Section 2.5 of the Disclosure Schedule, the Company does not have any direct or indirect Subsidiaries and has not had any other direct or indirect Subsidiary. The Company owns, directly or indirectly, beneficially and of record all of the issued and outstanding equity securities of its Subsidiaries as set forth in
Section 2.5 of the Disclosure Schedule. Except as disclosed in Section 2.5 of the Disclosure Schedule, the Company has no strategic partnership or similar relationship with or owns or has any direct or indirect interest in (economic or otherwise) or control over any corporation, partnership, limited liability company, joint venture or other entity of any kind, except for passive investments of less than 1% in publicly-traded companies. The term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (as defined in Section 7 below), whether through the ownership of voting securities, by contract or otherwise.

         2.6. FINANCIAL STATEMENTS; PROJECTIONS.

                  (a) Included in Section 2.6 of the Disclosure Schedule are (i) the unaudited consolidated balance sheet of the Company as of November 30, 2000 and the related unaudited consolidated statements of income and cash flows for the six-month period then ended, and (ii) the audited consolidated balance sheets of the Company as of May 31, 2000, 1999, and 1998 and the related audited consolidated statements of income and cash flows for the fiscal years then ended (the May 31, 2000 audited consolidated balance sheet being referred to herein as the "Base Balance Sheet"), certified by the independent certified public accountants of the Company. Such financial statements (including the footnotes and schedules thereto) were prepared in conformity with generally accepted accounting principles of the United States ("GAAP") applied on a consistent basis during the periods covered thereby, are consistent in all material respects with the books and records of the Company and fairly present the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject to the absence of footnotes and normal year-end adjustments in the case of the unaudited statements). Nothing has come to the attention of the Company since such respective dates that would indicate that such financial statements were not true and correct in all material respects as of the respective dates thereof.

                  (b) The Company has provided to the Investors in writing projections for the fiscal years ending May 31, 2001, 2002 and 2003, which represent management's good faith estimates of the Company's future performance based on assumptions which are set forth therein and which management in good faith believes were reasonable when made and continue to believe to be reasonable as of the date hereof; provided, that such projections are not guarantees of the Company's future performance for such periods and the Company's actual results of operations for such periods may differ materially from the results of operations so projected.

         2.7. ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, except liabilities or obligations (a) stated or adequately reserved against in the balance sheet as of November 30, 2000, (b) incurred as a result of or arising out of the transactions contemplated under this Agreement, or (c) set forth in
Section 2.7 of the Disclosure Schedule.

         2.8. ABSENCE OF CERTAIN DEVELOPMENTS. Since November 30, 2000, the Company has conducted its business only in the ordinary course consistent with past practices and, except as contemplated herein or as set forth in Section 2.8 of the Disclosure Schedule, there has not been:

                  (a) any change in the assets, liabilities, condition (financial or other), properties, business, prospects or results of operations of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or would be reasonably expected to have a Material Adverse Effect;

                  (b) any Lien placed on any of the properties of the Company with a value in excess of $3,000,000 other than in the ordinary course of business;

                  (c) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any properties or assets by the Company, including any of its Intellectual Property Assets (as defined below), with a value in excess of $3,000,000, other than in the ordinary course of business;

                  (d) any damage, destruction or loss, whether or not covered by insurance, affecting the Company's properties and assets, which has had or would be reasonably expected to have a Material Adverse Effect;

                  (e) any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock (other than the Redemption);

                  (f) any labor trouble or claim of unfair labor practices involving the Company, any change in the compensation payable or to become payable by the Company to any of its officers or employees other than normal merit increases to employees in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers or employees or any establishment or creation of any employment, deferred compensation or severance arrangement or employee benefit plan with respect to such persons or the amendment of any of the foregoing, in each case, other than in the ordinary course of business;

                  (g) any resignation, termination or removal of any executive officers or key employees of the Company or loss of personnel of the Company or change in the terms and conditions of the employment of the Company's executive officers or key employees that has had or would be reasonably expected to have a Material Adverse Effect;

                  (h) any payment or discharge of a material Lien or liability of the Company which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

                  (i) any cancellation of any debt or claim in excess of $1,000,000 owing to, or waiver of any material right of, the Company, including any write-off or compromise of any accounts receivable in excess of $1,000,000;

                  (j) any obligation or liability incurred by the Company to any of its officers, directors, stockholders or employees, or any loans or advances made by the Company to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees;

                  (k) any material change in accounting methods or practices, collection policies, or payment policies of the Company;

                  (l) any loss, or any known development that could reasonably be expected to result in a loss, of any supplier, customer, distributor or account of the Company that has had or would be reasonably expected to have a Material Adverse Effect;

                  (m) any amendment or termination of any contract or agreement listed in Section 2.13 of the Disclosure Schedule;

                  (n) any other material transaction entered into by the Company other than transactions in the ordinary course of business;

                  (o) except as provided in this Agreement, any amendment to the Company's Charter, including the Certificate of Designations, or Bylaws; or

                  (p) any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs
(a) through (o) above.

         2.9. ACCOUNTS RECEIVABLE.All of the accounts receivable of the Company are valid and enforceable claims, are subject to no known set-off or counterclaim, and, to the knowledge of the Company, are fully collectible in the normal course of business, after deducting the reserve for doubtful accounts stated in the Base Balance Sheet, which reserve is in accordance with GAAP. Since the date of the Base Balance Sheet, the Company has collected its accounts receivable in the ordinary course of its business and in a manner which is consistent with past practices and has not accelerated any such collections.

         2.10. TRANSACTIONS WITH AFFILIATES.Except as set forth in Section 2.10 of the Disclosure Schedule, there are no accounts or loans receivable from, accounts or loans payable to, or leases or other continuing transactions with an individual value of greater than $60,000 with or between the Company and any director, executive officer or beneficial owner of 5% or more of the Company's voting securities, or, to the knowledge of the Company, any member of such director's, executive officer's or beneficial owner's immediate family, or, to the knowledge of the Company, any Person controlled by such director, executive officer, or beneficial owner or his or her immediate family. To the Company's knowledge, no director, executive officer or beneficial owner of 5% or more of the Company's voting securities, or any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization which has a material contract or arrangement with the Company, except for ownership interests of less than 5% in any such entity's ownership interests.

         2.11. PROPERTIES.The Company does not own any real property or any interests in real property. Section 2.11 of the Disclosure Schedule sets forth the addresses and uses of all real property that the Company leases or subleases. The Company has good, valid and (if applicable) marketable title to all assets reflected on the Base Balance Sheet or acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business), free and clear of all Liens, other than (a) Liens for Taxes (as defined herein) not yet due and payable, or (b) minor Liens and encumbrances that do not materially detract from the value of the property subject thereto or materially impair the operations of the Company. All material equipment included in such properties which is necessary to the business of the Company is in good condition and repair (ordinary wear and tear excepted). The Company has valid leasehold interests in all leases of real or personal property to which the Company is a party, and all such leases are fully effective against the Company and, to the knowledge of the Company, the other parties thereto, and afford the Company peaceful and undisturbed possession of the subject matter to the lease. The property and assets of the Company are sufficient for the conduct of its business as presently conducted. There are no defaults by the Company, or to the knowledge of the Company, by any other party, which might curtail in any material respect the present use of the Company's properties. The performance by the Company of this Agreement will not result in the termination of, or in any increase of any amounts payable under, any of its material leases, nor will it require the consent or approval of any other parties to such leases.

         2.12. TAX MATTERS.

                  (a) The Company has timely and properly filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof and all such tax returns are true, correct and complete in all material respects. The Company has paid or caused to be paid all federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof, whether disputed or not, except Taxes which have not yet accrued or otherwise become due. The provisions for Taxes in the Base Balance Sheet are sufficient as of its date for the payment of any accrued and unpaid Taxes of any nature of the Company. All Taxes and other assessments and levies which the Company was or is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. Section 2.12 of the Disclosure Schedule lists all federal, state, local, and foreign income tax returns filed with respect to the Company for taxable periods ended on or after June 30, 1995, and the Company has delivered or made available to the Investors correct and complete copies of all tax returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Company since said date. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection. Except as set forth in Section 2.12 of the Disclosure Schedule, (i) the Company has never received notice of any audit or of any proposed deficiencies from the Internal Revenue Service (the "IRS") or any other taxing authority (other than routine audits undertaken in the ordinary course and which have been resolved on or prior to the date hereof); (ii) there are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company for any year; (iii) neither the IRS nor any other taxing authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith in respect of the income or sales of the Company; (iv) the Company has never been a member of an affiliated group of corporations filing a combined federal income Tax return nor does the Company have any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law) or otherwise; and (v) the Company has not filed a consent under
Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. The Company has never been a United States real property holding corporation within the meaning of Section

897(c)(1)(A)(ii) of the Code. Except as set forth in Section 2.12 of the Disclosure Schedule, the Company is not a party to any Tax allocation or sharing arrangement. Except as disclosed in Section 2.12 of the Disclosure Schedule, the Company is not a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

                  (b) The taxable year of the Company for federal and state income tax purposes is its fiscal year ending May 31.

                  (c) The Company has never been (i) a passive foreign investment company, (ii) a foreign personal holding company, (iii) a foreign sales corporation, (iv) a foreign investment company or (v) a person other than a United States person, each within the meaning of the Code.

         2.13. CERTAIN CONTRACTS AND ARRANGEMENTS.Except as set forth in Section
2.13 of the Disclosure Schedule (with true and correct copies delivered or made available to the Investors and except for the Transaction Documents), since June 1, 2000 unless stated otherwise below, the Company is not a party or subject to or bound by:

                  (a) any contract, lease, commitment or agreement creating any obligation or potential commitment to pay to any third party in excess of $5,000,000 or more with respect to any single such contract or agreement;

                  (b) any contract or agreement for the sale, license, lease or disposition of products with licensing fees in excess of $1,000,000, which contract or agreement was entered into at any time since June 1, 1999;

                  (c) any contract containing covenants directly or explicitly limiting in any material respect the freedom of the Company to compete in any line of business or with any person or entity;

                  (d) any contract or agreement relating to the licensing, distribution, development, purchase, sale or servicing of its software or hardware products or services other than any such contracts or agreements entered into in the ordinary course of business consistent with past practices and for consideration in excess of $5,000,000;

                  (e) any contract or agreement for the purchase of any leasehold improvements, equipment or fixed assets for a price in excess of $5,000,000;

                  (f) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement in an individual amount greater than $5,000,000;

                  (g) any employment contracts, noncompetition agreements or other agreements (other than immaterial agreements terminable at will by the Company) with any present executive officers of the Company;

                  (h) any acquisition, merger or similar agreement entered into and consummated since June 1, 1999, or any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including, without limitation, any agreement with any stockholder of the Company which includes, without limitation, anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

                  (i) any pension, profit sharing, retirement, phantom stock or stock option plans;

                  (j) any joint venture, partnership, manufacturer, development or supply agreement involving payments in excess of $5,000,000;

                  (k) any plan or contract providing for collective bargaining or the like, or any contract or agreement with any labor union;

                  (l) any contract having a value of greater than $5,000,000 with a governmental entity;

                  (m) any outstanding power of attorney other than those entered into in the ordinary course of business; or

                  (n) any other agreement not executed in the ordinary course of business, the loss of which or the terms of which would be reasonably expected to have a Material Adverse Effect.

         All such contracts, agreements, leases and instruments are valid and are in full force and effect, and constitute legal, valid and binding obligations of the Company, and, to the knowledge of the Company, of the other parties thereto, and are enforceable against the Company and, to the knowledge of the Company, against the other parties thereto in accordance with their respective terms. Except as disclosed in Section 2.13 of the Disclosure Schedule, the Company has no knowledge of any notice or threat to terminate any such contracts, agreements, leases or instruments which termination would reasonably be expected to have a Material Adverse Effect. Neither the Company nor, to the knowledge of the Company, any other party thereto, is in default in complying with any provisions of any such contract, agreement, lease or instrument, and no condition or event or fact exists which, with notice, lapse of time or both would constitute a default thereunder on the part of the Company or, to the knowledge of the Company, any other party thereto, except for any such default, condition, event or fact that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         2.14. INTELLECTUAL PROPERTY.

                  (a) Section 2.14 of the Disclosure Schedule contains a complete and accurate list of all Patents, Marks and registered Copyrights material to the business of the Company as now conducted and as proposed to be conducted. Except as set forth on Section 2.14 of the Disclosure Schedule:

                           (i) the Company owns or possesses adequate and enforceable rights to all of the Intellectual Property Assets necessary for the operation of its business as now conducted and as proposed to be conducted, without conflict with or infringement of the rights of others and free and clear of all Liens;

                           (ii) there are no pending, or, to the Company's knowledge, threatened claims against the Company and/or its employees alleging that the Company's business as conducted or as proposed to be conducted, infringes or conflicts with the rights of others under patents, service marks, trade names, trademarks, copyrights, trade secrets or other proprietary rights ("Third Party Rights");

                           (iii) the Company's business as now conducted does not, and as proposed to be conducted would not, infringe or conflict with any Third Party Rights;

                           (iv) the Company has not received any communications alleging that the Company has violated or, by conducting its business as currently proposed, would violate any Third Party Rights or that any of its Intellectual Property Assets is invalid or unenforceable;

                           (v) no employee or consultant of the Company owns any rights in any of the Intellectual Property Assets;

                           (vi) the Company is not aware of any violation or infringement by a third party of any of the Company's Intellectual Property Assets (except for communications with respect to matters that have been settled or resolved, as applicable);

                           (vii) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets; and

                           (viii) the Products perform in accordance with their documented specifications and as the Company has warranted to its customers, except to the extent any such failure to so perform would not reasonably be expected to have a Material Adverse Effect.

                  (b) For purposes of this Agreement,

                           (i) "Intellectual Property Assets" means:

                                    (A) the Products (as defined below);

                                    (B) all patents, patent applications, patent
                  rights, and inventions and discoveries and invention disclosures used by the Company in its business or otherwise necessary for the design, manufacture, marketing, sale or distribution of the Products (whether or not patented) (collectively, "Patents");

                                    (C) the name "Lawson Software", all trade
                  names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and applications used by the Company in its business or otherwise necessary for the design, manufacture, marketing, sale or distribution of the Products (collectively, "Marks");

                                    (D) all copyrights in both published and
                  unpublished works, including without limitation all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above used by the Company in its business or otherwise necessary for the design, manufacture, marketing, sale or distribution of the Products (collectively, "Copyrights"); and

                                    (E) all know-how, trade secrets,
                  confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Beta testing procedures and Beta testing results used by the Company in its business or otherwise necessary for the design, manufacture, marketing, sale or distribution of the Products (collectively, "Trade Secrets");

                           (ii) "Products" means those computer programs and/or services and related documentation sold, marketed, and distributed by the Company.

         2.15. LITIGATION AND OTHER LEGAL MATTERS.

                  (a) Except as set forth in Section 2.15 of the Disclosure Schedule, there is no litigation, arbitration, or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting (i) the Company, (ii) the properties or assets of the Company, or (iii) as to matters related to the Company, any officer, director, stockholder or key employee of the Company, nor, to the knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any such claim is reasonably likely to or may be asserted; except in each case for litigation, proceedings, investigations, claims or events, which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect or which do not call into question the validity or hinder the enforceability of this Agreement or any other agreements or transactions contemplated hereby. Section 2.15 of the Disclosure Schedule includes a description of all litigation, claims, proceedings, or investigations involving the Company or any of its directors or executive officers in connection with the business of the Company occurring, arising or existing during the past three (3) years, which, if determined adversely, has had or would be reasonably expected to have a Material Adverse Effect.

                  (b) Neither the Company nor any current executive officer or director of the Company, or any affiliate of any of the foregoing has, at any time since December 31, 1995: (i) filed, or has had filed against any such person, a petition under the federal bankruptcy laws or any state insolvency laws or has had a receiver, fiscal agent or similar officer appointed by a court for the business or property of any such person, or any partnership of which any such person was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two (2) years prior to such filing; (ii) been convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(iii) been subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining it or him from, or otherwise imposing limits or conditions on its or his engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; (iv) been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (the "SEC") or the Commodity Futures Trading Commission or similar state agency to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated; or (v) taken any action, been a party to or subject to any proceeding or been otherwise involved in any matter which, if the Company were to file a registration statement on Form S-1 with the SEC on the date hereof, would be required to be disclosed pursuant to Item 401 of SEC Regulation S-K.

         2.16. LABOR MATTERS.The Company employs approximately 1800 full-time employees and 20 part-time employees and has contracts with approximately 45 individual independent contractors. Except as set forth in Section 2.16 of the Disclosure Schedule, upon termination of the employment of any of such employees or independent contractors, no severance or other payments will become due. Except as set forth in Section 2.16 of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment or services. The Company is, and heretofore has been, in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. There are no existing, pending or, to the knowledge of the Company threatened (and there have not been for the past three (3) years any) (a) claims of employment discrimination, sexual harassment or unfair labor practices, except as set forth in Section 2.16 of the Disclosure Schedule, (b) strikes, slowdowns, stoppages of work, or any other concerted interference by employees with normal operations, (c) union organizing activities or questions concerning representation of the employees of the Company, or (d) grievances, complaints or charges that have been filed under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement), that, in the case of the matters referred to in (a) through (d) of this sentence, could reasonably be expected to have a Material Adverse Effect. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by the Company. The Company is, and at all times the Company has been, in compliance with the requirements of the Immigration Reform Control Act of 1986, except for any such failures to be so in compliance that would not be reasonably be expected to have a Material Adverse Effect. Except as disclosed in
Section 2.16 of the Disclosure Schedule, there are no changes pending or, to the knowledge of the Company, threatened with respect to (including, without limitation, the resignation of) the executive officers or key employees of the Company, nor has the Company received any notice or information concerning any prospective change with respect to such executive officers or key employees.

         2.17. PERMITS; COMPLIANCE WITH LAWS.The Company has all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "Permits") necessary to permit it to own its property and to conduct its business as it is presently conducted or proposed to be conducted and all such Permits are valid and in full force and effect, except where the failure to obtain such a Permit would not be reasonably expected to have a Material Adverse Effect. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. The Company is now and has heretofore been in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any U.S. federal, state, municipal non-U.S. or other governmental authority, which apply to the conduct of its business, except where the failure to so comply would not be reasonably expected to have a Material Adverse Effect. The Company has not, within the past two (2) years, entered into or been subject to, and is not now subject to, any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company which has had or would be reasonably expected to have a Material Adverse Effect.

         2.18. EMPLOYEE BENEFIT PROGRAMS.

                  (a) The Company does not maintain or contribute to and for the past five (5) years has not maintained or contributed to, any material employee benefit, fringe benefit, stock option, equity-based compensation, phantom stock, bonus or incentive plan, severance pay policy or agreement, retirement, pension, profit sharing or deferred compensation plan or agreement, or any similar plan or agreement (an "Employee Benefit Plan") other than the Employee Benefit Plans identified and described in Section 2.18 of the Disclosure Schedule attached hereto. Except as set forth in Section 2.18 of the Disclosure Schedule, the terms and operation of each such Employee Benefit Plan comply and have heretofore complied with all applicable laws and regulations relating to each such Employee Benefit Plan, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. There are no unfunded obligations of the Company under any retirement, pension, profit-sharing, deferred compensation plan or similar program. The Company is not required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or, to the knowledge of the Company, any applicable labor relations law, and all Employee Benefit Plans are terminable at the discretion of the Company without liability to the Company upon or following such termination. Except as described in Section 2.18 of the Disclosure Schedule, the Company has never maintained or contributed to any Employee Benefit Plan providing or promising any health or other nonpension benefits to terminated employees other than as required by part 6 of subtitle B of title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). With respect to any Employee Benefit Plan that is subject to ERISA, there has occurred no "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (i) which could result, directly or indirectly, in any Taxes, penalties or other liability to the Company, and (ii) which reasonably could be expected to have a Material Adverse Effect. No litigation, arbitration or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any such Employee Benefit Plan.

                  (b) Each Employee Benefit Plan which has ever been maintained by the Company and which has been intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section or a favorable determination letter has been applied for within the applicable remedial amendment period under Section 401(b) of the Code or such remedial amendment period has not yet expired and each such Employee Benefit Plan has, in fact, been qualified under Section 401(a) of the Code from the effective date of such Employee Benefit Plan through and including the Closing Date (or, if earlier, the date that all of such Employee Benefit Plan's assets were distributed). With respect to each Employee Benefit Plan described in Section 2.18 of the Disclosure Schedule which has been intended to qualify under Section 501(c)(9) of the Code, application for recognition of such exempt status has been filed pursuant to Section 505(c) of the Code (or the period for filing such notice has not yet expired), and each such Employee Benefit Plan has, in fact, been exempt from Tax under Section 501(c)(9) of the Code from the effective date of such Employee Benefit Plan through and including the Closing Date (or, if earlier, the date that all of such Employee Benefit Plan's assets were distributed). No event or omission has occurred which would cause any such Employee Benefit Plan to lose its qualification under the applicable Code section and, except for Common Stock of the Company held in its Employee Stock Ownership Plan, each asset held under any such Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption for surrender charge or comparable liability. Except as set forth in Section 2.18 of the Disclosure Schedule, the Company has never maintained any Employee Benefit Plan which has been subject to title IV of ERISA or Code Section 412, including, but not limited to, any "multiemployer plan" (as defined in Section 3(37) or Section 4001(a)(3) of ERISA). Each reference to "Company" in this Section 2.18 also refers to any other entity which would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

         2.19. HAZARDOUS WASTE, ETC.Except as set forth in Section 2.19 of the Disclosure Schedule, no hazardous waste, substances or materials or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Company in violation of law, and, to the knowledge of the Company, no hazardous wastes, substances or materials or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by the Company.

         2.20. INSURANCE. The physical properties, assets, business, operations, employees, officers and directors of the Company are insured to the extent disclosed in Section 2.20 of the Disclosure Schedule. Except as set forth in
Section 2.20 of the Disclosure Schedule and claims for health care benefits in the ordinary course of business, there is no material claim by the Company pending under any such policies. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company is in compliance in all material respects with the terms thereof. To the Company's knowledge, each such insurance policy shall continue to be in full force and effect immediately following consummation of the transactions contemplated by this Agreement. The Company has not been notified of any threatened termination of any such policies or arrangements.

         2.21. INVESTMENT BANKING; BROKERAGE.Except as set forth in Section 2.21 of the Disclosure Schedule, there are no claims for investment banking fees, brokerage commissions, broker's or finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company.

         2.22. CUSTOMERS.

                  (a) Section 2.22 of the Disclosure Schedule sets forth the name of each customer of the Company who accounted for more than $5,000,000 of revenues of the Company for the seven (7) months ended December 31, 2000 (the "Customers"). Except as set forth therein, no Customer of the Company listed on
Section 2.22 of the Disclosure Schedule has canceled or otherwise terminated its relationship with the Company, or has during the last twelve (12) months decreased materially its purchases of products or services of the Company as compared to the prior twelve (12) month period. Except as set forth in Section
2.22 of the Disclosure Schedule, no Customer of the Company listed in Section
2.22 of the Disclosure Schedule has notified the Company of any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or materially limit its purchase of the products of the Company, which termination, cancellation, modification or decrease in purchases would be reasonably expected to have a Material Adverse Effect.

                  (b) Section 2.22 of the Disclosure Schedule sets forth a list of all Persons with whom during the seven (7) months ended December 31, 2000 the Company had strategic relationships or partnerships and to which the Company made or received payments aggregating $2,000,000 or more, showing, with respect to each, the name, address and dollar volume involved. Except as set forth in
Section 2.22 of the Disclosure Schedule, no such strategic partner or other Person has notified the Company that it has any plan or intention to terminate or materially reduce its business with the Company or to materially and adversely modify its relationship with the Company, which termination, reduction in business or modification would be reasonably expected to have a Material Adverse Effect.

         2.23. SOLVENCY.The Company has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

         2.24. ILLEGAL PAYMENTS.Neither the Company nor, to the knowledge of the Company, any Person affiliated with the Company has ever made on behalf of the Company any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to United States or foreign national, state or local government officials, employees or agents or candidates therefor.

         2.25. WARRANTY AND RELATED MATTERS.There are no existing or, to the knowledge of the Company, threatened in writing, product liability, warranty or other similar claims against the Company alleging that any Product is defective or fails to meet any product or service warranties except as set forth in
Section 2.25 of the Disclosure Schedule, except any such claim that has not had and would not be reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 2.25 of the Disclosure Schedule, there are (a) no inherent design defects or systemic or chronic problems in any Product or in the Company's electronic support systems, including any back-up or secondary systems, that would impact the delivery of the Company's products and services and that would reasonably be expected to have a Material Adverse Effect, and (b) no liabilities for warranty or other claims or returns with respect to any Product relating to any such defects or problems, except, in each case, to the extent those matters described in clauses (a) and (b) above, would not be reasonably expected to have a Material Adverse Effect.

         2.26. PRIVACY OF CUSTOMER INFORMATION.The Company has not used and does not currently use any of the consumer or customer information that it has received or currently receives through its website or otherwise in an unlawful manner, or in a manner violative of the Company's privacy policy or the privacy rights of its consumers or customers. The Company has not collected any customer information through its website or otherwise in an unlawful manner or in violation of its privacy policy. The Company has commercially reasonable security measures in place to protect the consumer or customer information it receives through its website or otherwise and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers.

         2.27. INFORMATION SUPPLIED.This Agreement, the Disclosure Schedule, the exhibits hereto and the certificates and statements executed and delivered in connection herewith, do not contain any untrue statement of a material fact or omit to state a material required to be stated therein fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made or delivered. The Company, if requested to do so, has provided to, or made available for inspection and copying by, the Investors and their counsel, true, correct and complete copies of all documents referred to in this Section 2 or in the Disclosure Schedule.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

         As a material inducement to the Company to enter into this Agreement, each of the Investors hereby makes to the Company, severally and not jointly, the representations and warranties contained in this Section 3.

         3.1. INVESTMENT STATUS.The Investor is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). The Investor is purchasing the Convertible Securities for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. The Investor acknowledges that its respective Series A Preferred Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

         3.2. AUTHORITY AND NON-CONTRAVENTION.The Investor has full right, authority and power under its charter, by-laws or governing partnership agreement, as applicable, or otherwise to enter into this Agreement and all agreements, documents and instruments executed by such

Investor pursuant hereto and to carry out the transactions contemplated hereby and thereby. This Agreement and all agreements, documents and instruments executed by the Investor pursuant hereto are valid and binding obligations of the Investor enforceable in accordance with their respective terms. The execution and delivery of this Agreement and all agreements, documents and instruments executed by the Investor pursuant hereto and the performance by the Investor of the transactions contemplated by this Agreement and such other agreements, documents and instruments have been duly authorized by all necessary corporate, partnership or other action. The execution and delivery by the Investor of this Agreement and all agreements, documents and instruments executed and delivered by the Investor pursuant hereto and the performance by the Investor of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse or time or both) or loss of benefit under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which the Investor is a party or by which any of its assets are bound, or any provision of the Investor's organizational documents; (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Investor; or (c) require from the Investor any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party.

         3.3. INVESTMENT BANKING; BROKERAGE FEES.No Investor has incurred or become liable for any investment banking fees, brokerage commissions, broker's or finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement.

SECTION 4. CLOSING CONDITIONS AND DELIVERIES

         4.1. PRE-CLOSING TRANSACTIONS.Prior to or contemporaneously with the Closing, the Company and its stockholders, as applicable, shall have done the following:

                  (a) Reincorporation Merger. The Company shall have validly consummated a reincorporation merger pursuant to which it shall have become a corporation duly organized validly existing and in good standing under the laws of the State of Delaware.

                  (b) Filing of Certificate of Designations. The Company and its Board of Directors shall have approved and adopted the Certificate of Designations and such Certificate of Designations shall have become effective under the laws of the State of Delaware.

                  (c) Closing of Sub Debt Transaction. The Company shall have executed and delivered the Note Purchase Agreement, issued the Convertible Notes to the Sub Debt Investors and received $10,000,000 in proceeds.

         4.2. OTHER CLOSING CONDITIONS.

                  (a) Fees and Expenses. At the Closing, the Company shall pay on behalf of the Investors the reasonable legal, accounting and out-of-pocket fees and expenses actually incurred by the Investors in connection with the transactions contemplated by this Agreement up to a maximum of $225,000.

                  (b) No Violation or Injunction. The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order.

                  (c) Consents and Waivers. The Company shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such parties in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company subsequent to the Closing. The Investors shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to the Investors, including any and all notices, consents and waivers required from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Company and the consummation of the transactions contemplated by this Agreement and to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

         4.3. DELIVERIES BY THE COMPANY AND SELLING STOCKHOLDERS TO THE INVESTORS.On the Closing Date, the Company and the Selling Stockholders, as applicable, shall have delivered, or shall have caused to be delivered, to the Investors, all in form and substance satisfactory to the Investors, the following:

                  (a) The Stockholders' Agreement executed by the Company and each of the stockholders named therein;

                  (b) The Registration Rights Agreement executed by the Company and each of the stockholders named therein;

                  (c) Certificates issued by (i) the Secretary of State of the State of Delaware certifying that the Company has legal existence and is in good standing; and (ii) the Secretary of State (or similar authority) of each jurisdiction in which the Company has qualified to do business as a foreign corporation as to such foreign qualification;

                  (d) A certificate issued by the Secretary of State of the State of Delaware certifying that the Certificate of Designations has been filed and is effective;

                  (e) A certificate executed by the Secretary of the Company certifying (i) the names of the officers of the Company authorized to sign this Agreement and the other agreements, documents and instruments executed by the Company pursuant hereto, together with the true signatures of such officers;
(ii) copies of consent actions taken by the Board of Directors and stockholders of the Company approving the purchases of Securities from the Company hereunder by the Investors for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 16b-3 thereunder, and authorizing the appropriate officers of the Company to execute and deliver this Agreement and all agreements, documents and instruments executed by the Company pursuant hereto, and to consummate the transactions contemplated hereby and thereby, including, without limitation: (A) the adoption and filing of the Certificate of Designations, (B) the execution and delivery of the Sub Debt Agreement, (C) the issuance and delivery of the Series A Preferred Shares, (D) the Redemption, and
(E) upon conversion of the Series A Preferred Shares, the issuance of the Common Conversion Shares; (iii) the Bylaws of the Company as in effect on the Closing Date; and (iv) the effectiveness, and setting forth a copy of, the Certificate of Designations;

                  (f) An opinion of Dorsey & Whitney LLP, counsel for the Company, dated as of the Closing Date, substantially in the form attached hereto as Exhibit I;

                  (g) Stock certificates evidencing the Purchased Shares acquired from the Selling Stockholders, together with stock powers duly endorsed in blank and the related Securities Sale Agreements, against payment by the Investors of the purchase price therefor as provided in Section 1.3.

                  (h) Stock certificates evidencing the Series A Preferred Shares acquired from the Company hereunder pursuant to the purchase of the Issued Shares and the Exchange;

                  (i) Copies of stock certificates evidencing the Redeemed Shares acquired from the Redeeming Stockholders marked as "CANCELLED" and the related executed Redemption Agreements;

                  (j) Copies of the executed Option Cancellation Agreements; and

                  (k) Such other supporting documents and certificates as the Investors may reasonably request and as may be required pursuant to this Agreement.

         4.4. OTHER DELIVERIES BY THE INVESTORS AND THE COMPANY.On the Closing Date, the Investors shall deliver, or shall have caused to be delivered, to the Company and the Selling Stockholders and the Company shall have delivered to and/or received from the Redeeming Stockholders and the Selling Optionholders, all in form and substance satisfactory to the Company, as applicable, the following:

                  (a) Wire transfers of immediately available funds by the Investors to the Selling Stockholders in payment for their respective Purchased Shares in the aggregate amount of $4,765,600 against receipt therefrom of stock certificates representing the Purchased Shares so purchased and the related executed Securities Sale Agreements.

                  (b) Wire transfers of immediately available funds by the Investors to the Company in respect of the purchase price for the Issued Shares in the aggregate amount of $25,234,400;

                  (c) Wire transfers of immediately available funds by the Company to the Redeeming Stockholders in payment for their respective Redeemed Shares against receipt therefrom of stock certificates representing the Redeemed Shares so redeemed and the related executed Redemption Agreements;

                  (d) Wire transfers of immediately available funds by the Company to the Selling Optionholders in payment for their respective Purchased Option against receipt therefrom of certificates representing the Purchased Options so purchased and the related executed Redemption Agreements and Option Cancellation Agreements.

                  (e) The Stockholders' Agreement executed by the Company and each of the Investors;

                  (f) The Registration Rights Agreement executed by the Company and each of the Investors; and

                  (g) Such other supporting documents and certificates as the Company may reasonably request and as may be required pursuant to this Agreement.

SECTION 5. COVENANTS OF THE COMPANY

         The Company agrees that it shall comply with the following covenants from and after the Closing until the closing of the first to occur of (i) a Qualified Public Offering (ii) a Qualified Sale (each as defined in Section 7) or (iii) the sale, transfer or other disposition of more than 90% of the Series A Preferred Shares held by the Investors immediately following the transactions contemplated hereby (including the Exchange) to Persons other than Investors or investment funds or entities managed by or associated with the Investors.

         5.1. FINANCIAL STATEMENTS.The Company will maintain a system of accounts in accordance with GAAP, keep full and complete financial records and furnish to the Investors the following reports (each of the balance sheets and statements provided under (a) and (b) below to set forth in comparative form the corresponding figures for the prior fiscal period and to include a brief written discussion and analysis by management of the results shown therein):

                  (a) within ninety (90) days after the end of each fiscal year commencing with the fiscal year ending May 31, 2001, a copy of the consolidated balance sheet of the Company as the end of such year, together with the consolidated statements of income, stockholders' equity and cash flows of the Company for such fiscal year, audited and certified by independent public accountants of recognized national standing reasonably satisfactory to the Board of Directors and prepared in accordance with GAAP consistently applied;

                  (b) within thirty (30) days after the end of each fiscal quarter commencing with the fiscal quarter ending February 28, 2001, a copy of the unaudited consolidated balance sheet of the Company as of the end of such fiscal quarter and the unaudited consolidated statements of income and cash flows for the Company for such fiscal quarter and for the year to date;

                  (c) within thirty (30) days after the end of each month commencing with the month ending January 31, 2001, a copy of the internally prepared, unaudited balance sheet of the Company as of the end of such month and the internally prepared, unaudited statement of income of the Company for such month.

                  (d) promptly after the same are available, copies of any financial statements and reports that the Company shall send or make available generally to any of its stockholders in their capacity as such or any regulatory authority (other than tax returns or other reports provided to regulatory authorities in the ordinary course of business);

                  (e) such other readily available financial information or financial information prepared in the ordinary course as the Investors may reasonably request.

         All financial statements and information shall be prepared and presented on a consolidated and a consolidating basis if and to the extent the Company has Subsidiaries.

         5.2. INSPECTION. The Company will, upon reasonable prior notice to the Company, permit authorized representatives (including, without limitation, accountants and legal counsel) of the Investors to visit and inspect any of the properties of the Company, including its books of account (and to make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, administrative employees and independent accountants, all at such reasonable times and as often as may be reasonably requested by the Investors. The foregoing shall be in addition to, and not in lieu of, the Investors' rights under applicable law.

         5.3. FOREIGN QUALIFICATION.

                  Within 90 days from the Closing, the Company shall qualify and register to do business as a foreign corporation in each jurisdiction listed in
Section 5.3 of the Disclosure Schedule.

         5.4. BOARD OF DIRECTORS; MEETINGS; INDEMNIFICATION.

                  (a) The Company will ensure that meetings of its Board of Directors are held at least four (4) times each year at intervals of not more than four (4) months, with adequate advance notice given to all members. The Company shall pay or reimburse each such director for his reasonable travel expenses incurred in connection with attending meetings or other functions of the Board of Directors and committees thereof and for the reasonable costs incurred by him in connection with any other work on behalf of, and at the request of, the Company.

                  (b) The Charter and Bylaws of the Company will, in respect of all times during which any nominee of the Investors serves as a director of the Company, provide for exculpation and indemnification of the directors and limitations on the liability of the directors to the fullest extent permitted under applicable state law, and the Company shall use reasonable efforts to obtain, to the extent available at commercially reasonable rates, and maintain, directors and officers' liability insurance coverage on terms reasonably satisfactory to the Investors' Nominee of at least $3,000,000 per occurrence, covering, among other things, violations of federal or state securities laws. The Company shall use its reasonable best efforts prior to any initial public offering of the Company's capital stock to obtain directors' and officers' liability insurance in such an amount as is determined in good faith by the Board of Directors to be appropriate for the Company, including coverage of claims under the Securities Act and the Exchange Act.

         5.5. ELECTION OF DIRECTORS.Immediately following the Closing, the Company shall take proper corporate action to nominate and elect as a director of the Company the nominee of the Investors (the "Investors' Nominee") identified in Section 4 of the Stockholders' Agreement, and to appoint such Investors' Nominee as a member of each of the audit committee (the "Audit Committee") and compensation committee (the "Compensation Committee") of the Board of Directors, with such elections and appointments to be effective on the third business day following the Closing.

         5.6. INDEMNIFICATION AGREEMENT.Immediately following the Closing, the Company shall take proper corporate action to enter into a Director Indemnification Agreement with the Investors' Nominee in the form attached hereto as Exhibit I, such agreement to be effective on the third business day following the Closing.

         5.7. MATERIAL ADVERSE CHANGES.The Company will promptly advise the Investors of any event which, in the reasonable judgment of management, represents or which would reasonably be expected to have a Material Adverse Effect, and of each suit or proceeding commenced or threatened in writing against the Company which, if adversely determined, in the reasonable judgment of management, would be reasonably expected to have a Material Adverse Effect.

         5.8. MANAGEMENT COMPENSATION.All compensation decisions for executive officers and key employees of the Company (including stock options and grants, employment agreements, changes in base compensation, bonuses and phantom stock awards) shall be made by the Compensation Committee of the Board of Directors or otherwise in accordance with policies established by the Compensation Committee. Stock options to be granted by the Company under the Stock Option Plans shall be recommended by management to the Compensation Committee for approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, all employment agreements providing for a term of employment shall be subject to the prior review and approval of the Compensation Committee.

         5.9. AFFILIATE TRANSACTIONS.All material transactions and agreements initially entered into after the date hereof (including without limitation any amendment of an existing agreement) by and between the Company and any director, executive officer or record or beneficial holder of 5% or more of the voting securities of the Company or any Person, to the knowledge of the Company, controlling, controlled by, under common control with or otherwise affiliated with, or a member of the family of, any such Person, shall be conducted on an arm's length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from unrelated Persons, and, except to the extent immaterial (whether viewed alone or aggregated with any other similar transactions), shall be approved in advance in writing by a majority of the Board of Directors (including the Investors' Nominee) after full disclosure of the terms thereof.

         5.10. SIGNIFICANT ACTIONS.The Company shall not:

                  (a) create, incur, assume, or become liable for any Indebtedness (as defined in Section 1.1 of the Note Purchase Agreement, as in effect on the date hereof), except Indebtedness (i) under the Convertible Notes and the Notes and any other Indebtedness owed by the Company to the Investors,
(ii) existing as of Closing Date and described in Section 5.10 of the Disclosure Schedule, (iii) permitted under Section 7.10(b) or (h) of the Note Purchase Agreement, as in effect on the date hereof (inclusive of any new Indebtedness incurred under any existing credit agreements described in Section
5.10 of the Disclosure Schedule), and (iv) for purchase money obligations, so long as the pertinent assets are acquired for use in the ordinary course of the Company's business and the Indebtedness secured thereby does not exceed the fair market value of such assets;

                  (b) acquire any other Person, whether by acquisition of assets, capital stock or otherwise, or make any material investment in, or enter into any material joint venture or other arrangement with, any other Person, in any case whether in consideration of the payment of cash, the issuance of capital stock or otherwise, which acquisitions, investments or other arrangements, individually or in the aggregate, involve the payment of consideration in excess of $5,000,000 in total value;

                  (c) issue more than the sum of (i) 3,168,405 shares of Common Stock or options or other awards to acquire Common Stock, under the Stock Option Plans and (ii) that number of shares of Common Stock represented by any options to purchase Common Stock that are forfeited unexercised by their holders during the period between the Closing Date and the date that is 30 months following the Closing Date, or adopt any new or amend any existing stock plan (including, without limitation, the Stock Option Plan), employee stock ownership plan or phantom stock or similar plan, except with the unanimous approval of the Board of Directors;

                  (d) register, offer to register, or permit the registration for sale under the Securities Act, or otherwise authorize the public sale or transfer for value of, any shares of capital stock of the Company held by any stockholder of the Company (other than the Investors), until such time as the Investors have received aggregate net proceeds (after underwriting discounts and commissions) from sales of Securities equal to at least $10,000,000 except as provided in the Registration Rights Agreement; or

                  (e) enter into any agreement to do any of the foregoing.

SECTION 6. SURVIVAL; INDEMNIFICATION

         6.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.All covenants, agreements, representations and warranties of the Company and the Investors made herein and in the certificates, lists, exhibits, schedules or other written information delivered or furnished to any Investor in connection herewith (i) are material, shall be deemed to have been relied upon by the party or parties to whom they are made and shall survive the Closing regardless of any investigation on the part of such party or its representatives and (ii) shall bind the parties' successors and assigns (including, without limitation, any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Investors' successors and assigns and to their transferees of Securities, whether so expressed or not.

         6.2. INDEMNIFICATION.

                  (a) Without limitation of any other provision of this Agreement, the Company agrees to defend, indemnify and hold the Investors, their affiliates and respective direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees, attorneys and agents of each of the foregoing and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (parties receiving the benefit of the indemnification agreement herein shall be referred to collectively as "Investor Indemnified Parties" and individually as an "Investor Indemnified Party") harmless from and against any and all losses, claims, damages, obligations, liens, assessments, judgments, fines, liabilities, and other costs and expenses, including, without limitation, interest, penalties and any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are incurred, of any kind or nature whatsoever ("Losses") which may be sustained or suffered by any such Indemnified Party, without regard to any investigation by any of the Investor Indemnified Parties, based upon, arising out of, by reason of or otherwise in respect of or in connection with third party or governmental claims relating in any way to the status of any Investor Indemnified Party as a security holder, creditor, director, agent, representative or controlling person of the Company or otherwise relating to such Investor Indemnified Party's involvement with the Company (including, without limitation, any and all Losses as a result of violations or alleged violations by the Company of the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relates directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including, without limitation, in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Investor Indemnified Party as security holder, creditor, director, agent, representative or controlling person of the Company or otherwise, alleging so-called control person liability or securities law liability; provided, however, that the Company will not be liable to the extent that such Losses arise from and are based on (A) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company in an instrument duly executed by or on behalf of such Investor Indemnified Party specifically stating that it is for use in the preparation thereof, or (B) conduct by such Investor Indemnified Party that constitutes fraud or willful misconduct.

                  (b) If the indemnification provided for in Section 6.2(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an Investor Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Investor Indemnified Party thereunder, shall contribute to the amount paid or payable by such Investor Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Investors, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Investors in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. In connection with any registration of the Company's securities, the relative benefits received by the Company and the Investors shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Investors, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the Company and the Investors shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Investors and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  (c) Each of the Company and the Investors agrees that it would not be just and equitable if contribution pursuant to Section 6.2(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.

                  (d) The indemnification and contribution provided for in this
Section 6.2 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Parties or any officer, director, partner, member, employee, agent or controlling person of the Indemnified Parties.

                  (e) The provisions of this Section 6.2 are in addition to and shall supplement those set forth in the Registration Rights Agreement.

         Notwithstanding the foregoing, the Company shall not be obligated to indemnify any Investor Indemnified Party for losses that arise in connection with events occurring after the date subsequent to the date of the Company's initial public offering on which (i) no Investor Nominee serves as a member of the Board of Directors and (ii) the Investors hold less than five percent (5%) of the outstanding shares of Common Stock.

SECTION 7. DEFINITIONS

         Unless the context specifically requires otherwise, capitalized terms used in this Agreement shall have the meaning specified below:

         "Indebtedness" means with respect to any Person,(a) any liability, contingent or otherwise, of such Person (i) for borrowed money (whether or not recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, (iii) for any letter of credit or performance bond in favor of such Person, (iv) for the payment of money relating to a capitalized lease obligation, or (v) any liability, contingent or otherwise (excluding trade payables to trade creditors in the ordinary course of business), of such Person to any other Person for any purchase price associated with any acquisition of assets, business or otherwise (including any deferred purchase price, assumption of Indebtedness, noncompetition payments or other forms of consideration); (b) any liability of others of the kind described in the preceding clause (a), which the Person has guaranteed or which is otherwise its legal liability, contingent or otherwise; and (c) any and all deferrals, renewals, extensions or refinancing of, or amendments, modifications of supplements to, any liability of the kind described in any of the preceding clauses (a) or (b).

         "Liens" means any interest in, or claim against, property relating to an obligation owed to, or claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to any security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, any rights of first refusal, charges, Liens, liabilities, limitations, conditions, restrictions or other adverse Liens.

         "Person" means any individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization or any government or any agency or political subdivision thereof.

         "Qualified Public Offering" means the Company's first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations, pursuant to an effective registration statement under the Securities Act covering the offer and sale of shares of the Company's Common Stock (a) at a price per share of Common Stock of not less than $8.25 (subject to adjustment for stock splits, stock dividends, combinations, recapitalizations and the like); (b) with respect to which the Company receives aggregate net proceeds attributable to sales for the account of the Company (after deduction of underwriting discounts and commissions) of not less than $80,000,000; and (c) with respect to which such Common Stock is listed for trading on either the New York Stock Exchange or the Nasdaq National Market.

         "Qualified Sale" means each of the following: (a) a merger, consolidation or other transaction in which the holders of the Company's voting capital stock immediately prior to such transaction do not hold at least a majority of the voting capital stock of the Company or any successor entity immediately following such transaction; (b) a sale of all or substantially all of the Company's voting capital stock to a third party not affiliated with the Company or any stockholder of the Company; or (c) a sale of all or substantially all of the Company's assets to a third party not affiliated with the Company or any stockholder of the Company, provided that, in each case (i) such transaction values the Common Stock at a price per share of not less than $10.31 (subject to adjustment for stock splits, stock dividends, combinations, recapitalizations and the like), (ii) the Investors receive cash and/or unrestricted equity securities of a company the equity securities of which trade on either the New York Stock Exchange or the Nasdaq National Market, which securities so received are listed for trading on either the New York Stock Exchange or the Nasdaq National Market and have been registered under the Securities Act for immediate resale to the public by the recipients thereof in compliance with the Securities Act, and (iii) the Investors are not required to provide any indemnification or give any representations and warranties other than as to title to their shares.

         "Subsidiary" means any corporation more than 50% of the outstanding voting securities of which, or any partnership, joint venture or other entity more than 50% of the total equity interest of which, is directly or indirectly owned by the Company.

SECTION 8. GENERAL

         8.1. AMENDMENTS, WAIVERS AND CONSENTS.For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company and any Investor and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or other provision hereof or thereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision; provided, however, that except as otherwise provided herein or therein, changes in or additions to, and any consents required by, or requests or demands made pursuant to, this Agreement may be made, and compliance with any term, covenant, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) by a written instrument or instruments signed by the Company and the Investors holding a majority of the voting power of the Series A Preferred Shares held by the Investors. Any amendment or waiver effected in accordance with this Section 8.1 shall be binding upon each holder of Securities purchased under this Agreement at the time outstanding (including securities into which such Securities have been converted), each future holder of all such Securities and the Company.

         8.2. ASSIGNABILITY; BINDING AGREEMENT.The Investors may assign any or all of their rights hereunder and delegate any or all of their duties hereunder to transferees of the Securities held by the Investors; provided that, prior to an initial public offering of the Common Stock, the Investors may not transfer any securities to any entity, or any affiliate of any entity, that is a competitor of the Company and listed on Section 8.2 of the Disclosure Schedule. This Agreement may not otherwise be assigned by any party hereto without the prior written consent of each other party hereto. This Agreement (including without limitation the provisions of Section 6) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing and except as provided in Section 6.3, Section 6.4 and Section 6.5, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

         8.3. NOTICES AND DEMANDS.Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be in writing and be deemed to have been sufficiently given or served and received for all purposes when delivered in hand, telecopy, telex or other method of facsimile transmission with receipt acknowledged, or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) after being sent by overnight delivery providing receipt of delivery, in each case with oral confirmation to the notice recipient, to the following addresses and numbers: if to the Company, at the offices of the Company located at 380 St. Peter Street, St. Paul, Minnesota 55102-1302, Facsimile No.: (651) 767-4940, or at any other address designated by the Company to the Investors in writing; if to an Investor, at its mailing address and facsimile number, if applicable, as shown on Exhibit A hereto, or at any other address or facsimile number designated by such Investor to the Company and the other

Investors in writing; and if to an assignee of an Investor, at its address or facsimile number as designated to the Company and the other Investors in writing.

         8.4. GOVERNING LAW.This agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof.

         8.5. COUNTERPARTS.This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

         8.6. SECTION HEADINGS.The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents, and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

         8.7. INTEGRATION.This Agreement, including the exhibits, documents and instruments referred to herein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the provisions of the letter of Term Sheet dated December 22, 2000 between the Company and the Investors hereto in respect of the transactions contemplated herein.

         8.8. DISPUTE RESOLUTION.

                  (a) All disputes, claims, or controversies arising out of or relating to (i) this Agreement, the Stockholders' Agreement, the Registration Rights Agreement, or any other agreement executed and delivered pursuant to this Agreement or the negotiation, breach, termination, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, (ii) the rights of the Investors and their successors and the obligations of the Company set forth in the Charter, including the Certificate of Designations, and (iii) the Investors' ongoing relationship with the Company, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. or its successor. The arbitration shall be held in Chicago, Illinois before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein.

                  (b) The parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert, and a summary of the expert's opinions and the basis for said opinions. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages in connection with such arbitration.

                  (c) The parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided below,
(i) bear their own attorneys' fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by J.A.M.S./Endispute, Inc. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees, costs and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. In the case of temporary or preliminary injunctive relief, any party may proceed in court prior to, during or after arbitration for the limited purpose of avoiding immediate and irreparable harm, provided, that the right to equitable relief by a court is not intended to derogate from this arbitration procedure.

                  (d) Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to (i) this Agreement, the Stockholders' Agreement, the Registration Rights Agreement, or any other agreement executed and delivered pursuant to this Agreement or the negotiation, breach, termination ,validity or performance hereof and thereof or the transactions contemplated hereby and thereby, (ii) the rights of the Investors and their successors and the obligations of the Company set forth in the Charter, including the Certificate of Designations, or (iii) the Investors' ongoing relationship with the Company, and further consents to the sole and exclusive jurisdiction of any United States District Court of competent jurisdiction for the purposes of enforcing the arbitration provisions of Section
8.8 of this Agreement and the award or decision in any such proceeding. Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

         8.9. REMEDIES; SEVERABILITY.Notwithstanding Section 8.8 above, it is specifically understood and agreed that any breach of the provisions of this Agreement, the Stockholders' Agreement, the Registration Rights Agreement, or any other agreement executed and delivered pursuant to this Agreement, or of the provisions of the Charter, including the Certificate of Designations, by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.



                             SIGNATURE PAGES FOLLOW

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.



COMPANY:                               LAWSON SOFTWARE, INC.


                                       By: /s/ Robert Barbieri
                                           Name:
                                           Title:



             Signature page to Stock Purchase and Exchange Agreement

INVESTORS:                             TA IX, L.P.

                                       By: TA Associates IX LLC, its General
                                           Partner

                                       By: TA Associates, Inc., its Manager

                                       By:                ***
                                          --------------------------------------
                                          Name:
                                          Title:

                                       TA/ATLANTIC AND PACIFIC IV L.P.

                                       By: TA Associates AP IV L.P., its General
                                           Partner

                                       By: TA Associates, Inc., its General
                                           Partner



                                       By:                ***
                                          --------------------------------------
                                          Name:
                                          Title:

                                       TA EXECUTIVES FUND LLC

                                       By: TA Associates, Inc., its Manager



                                       By:               ****
                                          --------------------------------------
                                          Name:
                                          Title:


                                       TA INVESTORS LLC

                                       By: TA Associates, Inc., its Manager


                                       By:               ****
                                          --------------------------------------
                                          Name:
                                          Title:


                                       *** /s/ David S.B. Lang
                                           Name: David S.B. Lang
                                           Title: Authorized Signatory



             Signature page to Stock Purchase and Exchange Agreement

INVESTORS:                             ST. PAUL VENTURE CAPITAL VI, LLC

                                       By: SPVC Management VI, LLC, its Managing
                                           Member


                                       By: /s/ Michael Gorman
                                           Name:
                                           Title:



             Signature page to Stock Purchase and Exchange Agreement

                                    EXHIBIT A


                                               COMMON STOCK                      SERIES A CONVERTIBLE PREFERRED STOCK
                                               ------------                      ------------------------------------
                                                PURCHASED                    EXCHANGED               PURCHASED
                                                ---------                    ---------               ---------
           INVESTORS                     SHARES            PRICE              SHARES           SHARES           PRICE
           ---------                     ------            -----             ---------         ------           -----
TA IX, L.P.                              868,545        $2,796,713.71          678,814       3,594,399      $14,808,920.53
TA/Atlantic and Pacific IV L.P.          217,136           699,178.43          169,703         898,600        3,702,229.57
TA Executives Fund LLC                     6,948            22,373.77            5,431          28,755          118,472.54
TA Investors LLC                          17,371            55,934.09           13,576          71,888          296,177.56
St. Paul Venture Capital VI, LLC         370,000         1,191,400.00          289,175       1,531,213        6,308,600.00
         Total                         1,480,000        $4,765,600.00        1,156,699       6,124,855      $25,234,400.00

                                    EXHIBIT B



                    SELLING STOCKHOLDER                                 SHARES                        PRICE
                    -------------------                                 ------                        -----
Cerullo Family Limited Partnership                                      500,000                   $1,610,000.00
Lawson Family Limited Partnership                                       330,000                    1,062,600.00
Damon Lawson                                                            300,000                      966,000.00
Gary Lawson                                                             250,000                      805,000.00
Greg Lawson                                                             100,000                      322,000.00
         Total                                                        1,480,000                   $4,765,600.00


                   SELLING OPTIONHOLDER                                 OPTIONS                       PRICE
                   --------------------                                 -------                       -----
Richard Lawson                                                          1,710,000                    $2,565,000
John Cerullo                                                            1,710,000                     2,565,000
Dan Metzger                                                               619,400                     1,858,200
Connie Metzger                                                            173,600                       520,800
         Total                                                          4,213,000                    $7,509,000

                  REDEEMING STOCKHOLDERS                                 SHARES                        PRICE
                  ----------------------                                 ------                        -----
Rosalyn Milbrandt                                                       3,105,590                   $10,000,000
         Total                                                          3,105,590                   $10,000,000